EMPLOYMENT AGREEMENT


This Agreement made this _____ day of April 2001, by and between EhomeOne.com, Inc., a Florida corporation (Company), and Gerard Kessler (Employee).

  1. Duties. The Company hereby employs Employee as Compliance Officer of the Company, his powers and duties to include compliance oversight on any and all products and services distributed or sold by the Company. During the term of this Agreement, Employee shall also serve as a member of the Board of Directors. It is understood that Employee takes responsibility for all products sold to the general public along with any and all representations made by the Company to market said products or educational programs.

  2. Compensation.. The Company shall pay to Employee as full compensation for services rendered to the Company hereunder, a salary of $35,000 per year, payable bi-weekly. If, during the term of this Agreement, Employee is absent from employment because of illness, or any other incapacity, for more than two weeks in the aggregate in any one year, the Company shall not be obligated to pay him any compensation for any period of absence that exceeds two weeks in that year. During the first two month's of the effective date hereof, in the event Company is not positively cash flowing, Employee's salary will be calculated in the amount of $25,000 per year payable bi-weekly. It is understood Employee has no claim of any back pay prior to the execution of this Agreement.

  3. Term. The term of employment shall be three years, effective June 1, 2001, and will be automatically renewable in one year increments thereafter, unless notification in writing is received by Employee sixty days before expiration of any such term. Additionally, the term is subject to the following conditions:

       a. The Company may, without cause, terminate this Agreement at any time by giving thirty days notice to Employee. In that event, the Company shall pay to Employee his compensation up to the date of termination, plus any additional compensation remaining for the term of this Agreement. Such additional compensation shall be paid within thirty days of the giving of said notice.

       b. Employee may terminate this Agreement, at any time, by giving thirty days notice to the Company. In that event, the Company shall pay Employee his compensation up to the day of termination.

  4. Reimbursement of Expenses. Employee may incur reasonable expenses for promoting and overseeing the Companies business, including expenses for entertainment, travel, cellular phone, and similar items. Company will reimburse Employee for all business expenses after Employee presents an itemized account of his expenditures, together with receipts. Such expenses shall be paid within thirty days of substantiated receipts and expense reports.

  5. Vacations. Employee is entitled to an annual vacation of two weeks at full pay. If Employee does not use all his vacation time in any one year, the unused portion can be carried into subsequent years.

  6.   Medical Insurance.  Company shall provide or reimburse
     Employee for the costs of medical insurance for Employee and his dependents.

  7. Signing Bonus. As an inducement to enter into this Agreement, and in recognition of past services performed on behalf of the Company, Employee shall receive $5,000 within 180 days of the date of this Agreement.

  8. Common Stock. As an inducement to enter into this Agreement, and in recognition of past services performed on behalf of the Company, Employee shall be awarded 50,000 shares of common stock of the Company. Such stock shall be issued to Employee within sixty days of the date hereof. Such stock shall be restricted pursuant Rule 144 of the Securities and Exchange Commission. If the revenues of the Company over the first 12 months of this Agreement exceed 10 million dollars in cash revenues, Employee will earn a additional 100,000 shares of common stock. Said stock shall be restricted pursuant Rule 144 of the Securities and Exchange Commission.

  9. Notices. Any and all notices required under this Agreement shall be sent by either certified mail, return receipt requested, or by overnight courier to the addresses specified below, or any subsequent addresses provided, as follows:

        To Company:                       To Employee:
        255 S. Orange Ave., Suite 600          431 East
  Central Blvd., #903
        Orlando, FL 32801                 Orlando, FL 32801

  10. Entire Agreement. This Agreement contains the entire Agreement and supersedes all prior agreements and understandings. This Agreement applies to all successors or affiliates of the Company, and may only be changed by an agreement in writing signed by the party against whom any amendment or modification is sought.

  11. Attorneys Fees. In any action arising out of or relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys fees.





  In witness whereof, the parties have entered into this Agreement on the date and year first above written.



  EhomeOne.com, Inc.

  _________________________
  ____________________
  By:______________________                    Gerard
  Kessler
  Title: ____________________